EXHIBIT 99.1

Community West Bancshares Earns $2.2 Million, or $0.25 Per Diluted Share, in 3Q19; Results Highlighted by Net Interest Margin Expansion; Declares Quarterly Cash Dividend of $0.055 Per Common Share

GOLETA, Calif., Oct. 25, 2019 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (NASDAQ: CWBC), parent company of Community West Bank (Bank), today reported earnings of $2.2 million, or $0.25 per diluted share, for the third quarter of 2019 (3Q19), compared to $1.6 million, or $0.18 per diluted share, in 2Q19, and $2.4 million, or $0.27 per diluted share, in 3Q18.

In the first nine months of 2019, net income was $5.2 million, or $0.61 per diluted share, compared to $6.1 million, or $0.69 per diluted share, in the first nine months of 2018.

“We delivered solid third quarter results, fueled by growing revenues and an expanding net interest margin,” stated Martin E. Plourd, President and Chief Executive Officer.  “Loan growth remains steady, with a 5% increase in the loan portfolio compared to a year ago, and strong total demand deposits, which increased 20% year-over-year as we continue to improve our core funding position.  We will continue to focus on high quality earnings growth, while managing our operating efficiencies and expanding our brand throughout California’s Central Coast.”

Third Quarter 2019 Financial Highlights:

  Net income was $2.2 million, or $0.25 per diluted share, in 3Q19, compared to $1.6 million, or $0.18 per diluted share in 2Q19, and $2.4 million, or $0.27 per diluted share in 3Q18.
  Net interest margin improved to 4.10% for 3Q19, compared to 4.07% for 2Q19 and 4.02% for 3Q18.
  Total non-interest expense was $6.5 million in 3Q19, compared to $6.8 million in 2Q19 and $6.4 million in 3Q18.
  Total demand deposits decreased slightly to $448.0 million at September 30, 2019, compared to $456.3 million at June 30, 2019, and increased $75.4 million compared to $372.6 million at September 30, 2018.
  Total loans increased to $789.5 million at September 30, 2019, compared to $788.9 million at June 30, 2019, and increased $35.7 million compared to $753.7 million at September 30, 2018.
  Book value per common share increased to $9.40 at September 30, 2019, compared to $9.19 at June 30, 2019, and $9.13 at September 30, 2018.
  Provision (credit) for loan losses was ($75,000) for the quarter, compared to a provision for loan losses of $177,000 for 2Q19, and a credit for loan losses of ($197,000) for 3Q18.
  Total risked based capital improved to 11.18% for the Bank at September 30, 2019, compared to 10.67% at June 30, 2019 and 10.79% at September 30, 2018.
  Net nonaccrual loans totaled $5.5 million at September 30, 2019, compared to $3.0 million at June 30, 2019, and $3.8 million at September 30, 2018.
  Other real estate owned was $317,000 at September 30, 2019, compared to $1.1 million at June 30, 2019, and zero at September 30, 2018.

Income Statement

Third quarter net interest income increased to $8.8 million, compared to $8.5 million in 2Q19 and $8.6 million in 3Q18.  For 3Q19, net interest income benefited by both collection of interest on previously impaired loans and a net decrease in the cost of funds.  In the first nine months of 2019, net interest income was $25.5 million, compared to $25.3 million in the first nine months of 2018.

Non-interest income was $647,000 in 3Q19, compared to $692,000 in 2Q19 and $641,000 in 3Q18.  Non-interest income was $1.9 million in the first nine months of 2019, compared to $2.0 million in the first nine months of 2018.

“The continued improvement in the margin for the current quarter was due, in part, to our on-going efforts to reduce our cost of funds,” said Susan C. Thompson, Executive Vice President and Chief Financial Officer.  Third quarter net interest margin improved to 4.10%, from 4.07% in 2Q19, and 4.02% in 3Q18.  In the first nine months of 2019, the net interest margin was 4.06%, compared to 4.11% in the prior year period.

Non-interest expenses totaled $6.5 million in 3Q19, compared to $6.8 million in the preceding quarter and $6.4 million in 3Q18.  In the first nine months of 2019, non-interest expense was $19.9 million, compared to $19.2 million in the first nine months of 2018.

Balance Sheet

Total loans increased modestly to $789.5 million at September 30, 2019, compared to $788.9 million at June 30, 2019, and increased $35.8 million, or 4.7%, compared to $753.7 million at September 30, 2018.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 11.1% from year ago levels to $392.3 million at September 30, 2019 and comprise 49.7% of the total loan portfolio.  Manufactured housing loans were up 5.5% from year ago levels to $253.2 million and represent 32.1% of total loans.  Commercial loans (which include agriculture loans) were down 7.6% from year ago levels to $110.2 million and represent 13.9% of the total loan portfolio.

Total deposits decreased slightly to $761.7 million at September 30, 2019, compared to $765.1 million at June 30, 2019, and increased $41.8 million, or 5.8% compared to $719.9 million at September 30, 2018.  Non-interest-bearing demand deposits increased $1.9 million, or 1.7% to $114.4 million at September 30, 2019 compared to $112.5 million at June 30, 2019 and increased $8.8 million compared to $105.6 million at September 30, 2018.  Interest-bearing demand deposits decreased to $333.7 million compared to $343.8 million at June 30, 2019 but increased $66.6 million compared to $267.0 million at September 30, 2018.  Certificates of deposit, which include broker deposits increased $5.6 million to $298.1 million at September 30, 2019 compared to $292.5 million at June 30, 2019 and decreased $34.8 million compared to $332.9 million at September 30, 2018 as the Company divests itself from wholesale funding.

Total assets were $903.3 million at September 30, 2019, compared to $905.6 million at June 30, 2019 and increased $48.6 million, or 5.7%, compared to $854.7 million at September 30, 2018.  Stockholders’ equity increased to $79.6 million at September 30, 2019, compared to $77.8 million at June 30, 2019, and $75.6 million at September 30, 2018.  Book value per common share increased to $9.40 at September 30, 2019, compared to $9.19 at June 30, 2019, and $9.13 at September 30, 2018.

Credit Quality

The Company recorded a credit to its provision for loan losses of ($75,000) in 3Q19.  This compares to a provision for loan losses of $177,000 in 2Q19 and credit to the provision for loan losses of ($197,000) in 3Q18.  The allowance for loan losses, including the reserve for undisbursed loans, was $8.9 million at September 30, 2019, or 1.19% of total loans held for investment, compared to 1.20% at June 30, 2019, and 1.21% a year ago.  Net nonaccrual loans plus net other assets acquired through foreclosure were $5.8 million at September 30, 2019, compared to $4.1 million at June 30, 2019, and $3.8 million at September 30, 2018.

At September 30, 2019, net nonaccrual loans consisted of $4.7 million of commercial loans including commercial agriculture, $0.3 million of manufactured housing loans, $0.4 million of SBA loans, and $0.1 million of commercial real estate loans.

There was $317,000 in other assets acquired through foreclosure as of September 30, 2019.  This compares to $1.1 million of other assets acquired through foreclosure at June 30, 2019, and no other assets acquired through foreclosure a year ago.

Cash Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.055 per common share, payable November 29, 2019 to common shareholders of record on November 14, 2019.  The current annualized yield, based on the closing price of CWBC shares of $9.89 on September 30, 2019, was 2.17%.

Stock Repurchase Program
The Company, under the Board of Directors authorized common stock repurchase program of up to $4.5 million, bought back 10,233 shares during 3Q19.  As of September 30, 2019, 350,189 shares had been repurchased at an average price of $8.71 per share.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has eight full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo, Oxnard and Paso Robles.  The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In April 2019, Community West was awarded a “Premier” rating by The Findley Reports.  For 51 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Interest income
Loans, including fees	$11,306	$10,907	$10,612	$32,754	$30,283
Investment securities and other	413	460	589	1,357	1,307
Total interest income	11,719	11,367	11,201	34,111	31,590
Interest expense
Deposits	2,615	2,583	2,222	7,642	5,373
Other borrowings	306	286	351	950	928
Total interest expense	2,921	2,869	2,573	8,592	6,301
Net interest income	8,798	8,498	8,628	25,519	25,289
Provision (credit) for loan losses	(75)	177	(197)	45	(224)
Net interest income after provision for loan losses	8,873	8,321	8,825	25,474	25,513
Non-interest income
Other loan fees	302	323	379	883	998
Service charges	129	139	113	407	351
Document processing fees	96	124	120	307	367
Other	120	106	29	346	252
Total non-interest income	647	692	641	1,943	1,968
Non-interest expenses
Salaries and employee benefits	4,254	4,318	4,147	12,953	12,338
Occupancy, net	788	768	778	2,338	2,303
Professional services	341	405	326	1,127	931
Data processing	215	201	201	640	619
Depreciation	219	218	199	650	552
Advertising and marketing	187	230	154	546	487
FDIC assessment	(15)	154	169	309	547
Stock-based compensation	90	97	81	282	284
Other	385	369	347	1,096	1,131
Total non-interest expenses	6,464	6,760	6,402	19,941	19,192
Income before provision for income taxes	3,056	2,253	3,064	7,476	8,289
Provision for income taxes	902	673	695	2,232	2,239
Net income	$2,154	$1,580	$2,369	$5,244	$6,050
Earnings per share:
Basic	$0.25	$0.19	$0.29	$0.62	$0.73
Diluted	$0.25	$0.18	$0.27	$0.61	$0.69

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	September 30,	June 30,	September 30,	December 31,
	2019	2019	2018	2018

Cash and interest-earning deposits in other financial institutions	$56,347	$57,181	$47,753	$56,915
Investment securities	28,707	30,414	33,421	32,353
Loans:
Commercial	110,153	108,599	119,270	118,518
Commercial real estate	392,288	391,293	353,136	365,809
SBA	17,018	17,560	21,057	19,077
Manufactured housing	253,229	253,250	240,010	247,114
Single family real estate	11,936	11,575	11,153	11,261
HELOC	4,847	6,696	9,446	6,756
Other	(14)	(65)	(331)	(292)
Total loans	789,457	788,908	753,741	768,243

Loans, net
Held for sale	44,816	45,447	50,944	48,355
Held for investment	744,641	743,461	702,797	719,888
Less: Allowance for loan losses	(8,868)	(8,887)	(8,519)	(8,691)
Net held for investment	735,773	734,574	694,278	711,197
NET LOANS	780,589	780,021	745,222	759,552

Other assets	37,609	37,951	28,313	28,471

TOTAL ASSETS	$903,252	$905,567	$854,709	$877,291

Deposits
Non-interest-bearing demand	$114,366	$112,463	$105,580	$108,161
Interest-bearing demand	333,679	343,841	267,046	270,431
Savings	15,481	16,264	14,385	14,641
Certificates of deposit ($250,000 or more)	90,298	90,170	92,934	93,439
Other certificates of deposit	207,848	202,373	239,997	229,334
Total deposits	761,672	765,111	719,942	716,006
Other borrowings	45,000	46,000	50,000	75,000
Other liabilities	16,984	16,627	9,210	10,134
TOTAL LIABILITIES	823,656	827,738	779,152	801,140

Stockholders' equity	79,596	77,829	75,557	76,151

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$903,252	$905,567	$854,709	$877,291

Common shares outstanding	8,467	8,465	8,275	8,533

Book value per common share	$9.40	$9.19	$9.13	$8.92

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Return on average common equity	10.85%	8.18%	12.57%	9.03%	11.07%
Return on average assets	0.97%	0.73%	1.08%	0.81%	96.00%
Efficiency ratio	68.44%	73.56%	69.07%	72.61%	70.41%
Net interest margin	4.10%	4.07%	4.02%	4.06%	4.11%

	Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended
AVERAGE BALANCES	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Average assets	$877,505	$864,583	$867,174	$867,322	$838,955
Average earning assets	850,948	838,104	852,083	841,391	823,607
Average total loans	788,965	777,828	755,146	778,425	747,518
Average deposits	735,545	726,366	734,391	726,356	713,790
Average common equity	78,763	77,432	74,799	77,633	73,087

EQUITY ANALYSIS	September 30, 2019	June 30, 2019	September 30, 2018
Total common equity	$79,596	$77,829	$75,557
Common stock outstanding	8,467	8,465	8,275

Book value per common share	$9.40	$9.19	$9.13

ASSET QUALITY	September 30, 2019	June 30, 2019	September 30, 2018
Nonaccrual loans, net	$5,476	$3,016	$3,755
Nonaccrual loans, net/total loans	0.69%	0.38%	0.50%
Other assets acquired through foreclosure, net	$317	$1,074	$-

Nonaccrual loans plus other assets acquired through foreclosure, net	$5,793	$4,090	$3,755
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.64%	0.45%	0.44%
Net loan (recoveries)/charge-offs in the quarter	$(69)	$(62)	$(94)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.01%)

Allowance for loan losses	$8,868	$8,887	$8,519
Plus: Reserve for undisbursed loan commitments	81	81	80
Total allowance for credit losses	$8,949	$8,968	$8,599
Allowance for loan losses/total loans held for investment	1.19%	1.20%	1.21%
Allowance for loan losses/nonaccrual loans, net	161.94%	294.66%	226.87%

Community West Bank *
Tier 1 leverage ratio	9.02%	8.66%	8.23%
Tier 1 capital ratio	10.04%	9.53%	9.64%
Total capital ratio	11.18%	10.67%	10.79%

INTEREST SPREAD ANALYSIS	September 30, 2019	June 30, 2019	September 30, 2018
Yield on total loans	5.69%	5.62%	5.58%
Yield on investments	3.06%	3.89%	3.77%
Yield on interest earning deposits	2.14%	1.89%	1.54%
Yield on earning assets	5.46%	5.44%	5.22%

Cost of interest-bearing deposits	1.69%	1.70%	1.41%
Cost of total deposits	1.41%	1.43%	1.20%
Cost of borrowings	2.64%	2.64%	2.79%
Cost of interest-bearing liabilities	1.76%	1.76%	1.51%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Susan C. Thompson, EVP & CFO
805.692.5821
www.communitywestbank.com